2007 ANNUAL MEETING RESULTS

On December 27, 2007, the Trust held its Annual Meeting of Trust Participants to consider; (1) Ratification of an Amendment to the Trusts Agreement and Declaration of Trust to remove Individual Retirement Accounts (IRAs) and defined contribution plans
(DC Plans), including 401(k) plans, as eligible investors in the Trust and permit the Trust to redeem at net asset value units held in an IRA or DC Plan, 2) Ratification of an Amendment to the Trusts Agreement and Declaration of Trust that would allow the Trustees to apply for termination of the Trusts registration with the Securities and Exchange Commission when permitted by law,
3) the election of two Trustees, each for a term of three years, and (4) ratification or rejection of Anchin, Block & Anchin LLP as independent accountants of the Trust for the fiscal year ending September 30, 2007.

PROPOSAL 1:  ELECTION OF TRUSTEES

PROPOSAL 1: RATIFICATION OF AMENDMENT TO THE TRUSTS AGREEMENT AND DECLARATION OF TRUST TO REMOVE INDIVIDUAL RETIREMENT ACCOUNTS (IRAS) AND DEFINED CONTRIBUTION PLANS (DC PLANS), INCLUDING 401(K) PLANS, AS ELIGIBLE INVESTORS IN THE TRUST
AND PERMIT THE TRUST TO REDEEM AT NET ASSET VALUE UNITS HELD
IN AN IRA OR DC PLAN

VOTE (in units)
For:27,676,406
Against:229,158
Abstain:487,422

PROPOSAL 2:  RATIFICATION OF AN AMENDMENT TO THE TRUSTS AGREEMENT
AND DECLARATION OF TRUST THAT WOULD ALLOW THE TRUSTEES TO APPLY
FOR TERMINATION OF THE TRUSTS REGISTRATION WITH THE SECURITIES
AND EXCHANGE COMMISSION WHEN PERMITTED BY LAW

VOTE (in units)
For:27,462,488
Against:442,312
Abstain:488,186

PROPOSAL 3:  ELECTION OF TRUSTEES

NOMINEE

Candace Cox
VOTE (in units)
For:27,642,436
Withhold:750,551

William Dannecker
VOTE (in units)
For:27,642,436
Withhold:750,551

PROPOSAL 4:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

ACCOUNTANT
Anchin, Block & Anchin LLP

VOTE (in units)
For:28,185,852
Against:18,521
Abstain:188,613